EXHIBIT A
                                                                       ---------
                              ARTICLES OF AMENDMENT
                                       OF
                        GABELLI GLOBAL SERIES FUNDS, INC.

         Gabelli  Global  Series  Funds,  Inc.,  a  Maryland   corporation  (the
"Corporation"), having its principal office at One Corporate Center, Rye, New York 10580-1434, certifies as follows:

         FIRST: The Articles of Incorporation of the Corporation filed with the State Department of Assessments and Taxation on July 16, 1993, as amended on January 12, 2000, is hereby amended by changing the name of the class of the Corporation's capital stock designated and classified as "The Gabelli Global Interactive Couch Potato Fund Stock" to "The Gabelli Global Growth Fund Stock."

         SECOND: The amendment was duly approved by a majority of the Corporation's entire Board of Directors at a meeting held August 18, 1999. This amendment is limited to a change expressly permitted by ss.2-605 of the Maryland General Corporation Law to be made without action of the stockholders of the Corporation. The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

         THIRD: The amendment to the Articles of Incorporation of the Corporation as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the shares that are the subject of name change.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that, to the best of his knowledge, information and belief and under the penalties of perjury, all matters and facts contained herein are true in all material respects, as of this 12th day of January, 2000.

ATTEST:  GABELLI GLOBAL SERIES FUNDS, INC.



/S/JAMES E. MCKEE    By:/S/BRUCE N. ALPERT (SEAL)
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James E. McKee              Bruce N. Alpert
Secretary                   Vice President